EXHIBIT 3.24

CERTIFICATE OF FORMATION

OF

ARBY’S, LLC

                    The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and know, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

                    FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Arby’s, LLC.

                    SECOND: The address of the registered office of the limited liability company required to be maintained by Section 18-140 of the Delaware Limited Liability Company Act is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and its registered agent at such address is The Corporation Service Company.

                    Executed on May 20, 2004

/s/ Stuart I. Rosen

Stuart I. Rosen
Authorized Person